Exhibit 10.29

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Troy Foster (“Employee”) and TrueCar, Inc. (“Company”) (collectively, “Parties” or individually, a “Party”).

RECITALS

WHEREAS, Employee is employed by the Company;

WHEREAS, Employee signed an At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on April 22, 2014 (“Confidentiality Agreement”);

WHEREAS, Employee signed an employment agreement with the Company dated April 21, 2014, (the “Employment Agreement”);
WHEREAS, the Company and Employee have entered into Stock Option Agreements, dated May 1, 2014, May 2, 2014, and April 23, 2015 respectively, granting Employee the option to purchase shares of the Company’s common stock (each such grant, an “Option”) and have entered into Restricted Stock Unit Award Agreements dated May 21, 2014, September 8, 2014, March 12, 2015, and April 23, 2015, respectively granting Employee the right to receive an Award of Restricted Stock Units (each such grant, an “RSU Award”), each subject to the terms and conditions of the Company’s equity plan under which it was granted (the 2005 Stock Plan or the 2014 Equity Incentive Plan, as applicable, each, a “Plan”), and the terms and conditions of the Stock Option Agreement or the Restricted Stock Unit Award Agreement, as applicable, related to the award (collectively, “Stock Agreements”);
WHEREAS, Employee desires to terminate his employment with the Company;

WHEREAS, the Parties have agreed that Employee’s employment with the Company shall terminate effective December 31, 2015 (“Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company, and to provide all severance payments and benefits to which Employee is entitled under the terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration.

a.Payments. Subject to Section 19, the Company agrees to make continuing payments of Employee’s base salary as of the Termination Date for a period of twelve (12) months following the Termination Date in accordance with the Company’s standard payroll procedures, which payments shall total Three Hundred Fifteen Thousand Dollars ($315,000)(the “2016 Salary Continuation Payments”), less applicable withholdings. The Company further agrees to pay Employee’s anticipated annual bonus, which payments shall total One Hundred Ten Thousand Two Hundred Fifty Dollars ($110,250) (the “2016 Bonus Payments”). Subject to Section 19, the 2016 Bonus Payments shall be paid, less applicable withholdings, in twenty-four (24) approximately equal installments over twelve (12) months following the Termination Date, which shall be paid at the same time as the 2016 Salary Continuation Payments and processed in accordance with the Company’s standard payroll procedures. The 2016 Salary Continuation Payments and 2016 Bonus Payments shall collectively be referred to herein as the “Severance.”

b.COBRA.

i.Subject to Section 1(b)(ii) and Section 19 below, the Company shall reimburse Employee for the payments Employee makes for medical, vision and dental coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable state law (“COBRA”) for twelve (12) months following the Termination Date or until Employee has secured other employment that provides group health insurance coverage, whichever occurs first, provided Employee timely elects and pays for COBRA coverage and remains eligible for COBRA continuation coverage.

ii.COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for COBRA coverage. However, if the Company determines in its sole discretion that it cannot, without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), provide any COBRA reimbursements that otherwise would be due to Employee under this Section 1(b)(ii), the Company will, subject to the provisions of Section 19, in lieu of any such reimbursements, provide to Employee a taxable monthly payment (“Healthcare Premium payment”) in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue his group health coverage at coverage levels in effect immediately prior to Employee’s termination (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Employee elects COBRA continuation coverage. Any Healthcare Premium payments will cease to be provided when, and under the same terms and conditions, COBRA reimbursements would have ceased under this Section 1(b)(ii). For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable withholdings, if any. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole, good faith discretion that it cannot provide the payments contemplated by the preceding sentence without violating Section 2716 of the Public Health Service Act, Employee will not receive such payment or any further reimbursements for COBRA premiums.

c.Equity. On the Termination Date, but subject to the effectiveness of this Agreement as provided herein and to the provisions of Section 19, Employee’s vesting in each Option and each RSU Award shall accelerate as to the number of shares subject to each Option and each RSU Award that otherwise would have vested within the twelve (12) month period immediately following the Termination Date had Employee remained employed by the Company through such period. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of the outstanding Options, or that Employee has vested in, pursuant to the RSU Awards, in each case as of the Termination Date, Employee will be considered to have vested only through the Termination Date and will not vest in any of Employee’s Options or RSU Awards thereafter. Employee acknowledges that as of the Termination Date, and assuming effectiveness of this Agreement, Employee will have vested in the number of shares subject to each Option and each RSU Award as listed on Exhibit A hereto (which includes the number of shares subject to acceleration under this Section 1(c) and assuming Employee remains a service provider to the Company through December 31, 2015). The Parties acknowledge and agree that (i) while Employee remains in service to the Company from the Termination Date through and during the Consulting Term (as defined below) and through the post-termination exercise period specified in the applicable Stock Option Agreement, each Option will remain outstanding only to the extent vested, and the unvested portion of each such Option and the unvested portion of each RSU Award will terminate immediately upon the Termination Date, and (ii) notwithstanding Employee’s continued service to the Company following the Termination Date and notwithstanding anything to the contrary in any Stock Agreement, no portion of the Options or RSU Awards shall vest after the Termination Date. Notwithstanding the foregoing, the vested portion of each Option shall be subject to earlier termination in accordance with the change in control, merger, Company liquidation and similar provisions of the applicable Plan. This Agreement acts as an amendment to the Stock Agreements. The exercise of the vested portion of Employee’s Options, the shares purchased thereunder and Employee RSU Awards shall continue to be governed by the terms and conditions of the applicable Stock Agreements, as each has been modified by this Agreement. For purposes of clarification, any post-termination exercise period for purposes of exercising the vested portion of each Option will not commence until the termination of the Consulting Term.

d.Post-Employment Consulting Services. Conditioned upon Employee’s timely execution of this Agreement, the Company agrees to retain Employee to perform services for the Company as a Consultant, in which role he shall provide consulting services (“Consulting Services”) to the Company as an independent contractor pursuant to the terms of Company’s standard vendor/consultant Statement of Work (“SOW”) and as provided for in Exhibit B. The term during which Employee shall provide Consulting Services shall hereinafter be referred to as the

“Consulting Term.” Nothing in this Agreement or the SOW pertaining to Employee’s anticipated role as a Consultant shall in any way be construed to constitute Employee as a continuing agent, officer, employee, or representative of the Company after the Termination Date, but Employee shall perform the services under the SOW solely as an independent contractor.

2.Benefits. Employee’s health insurance benefits shall cease on the last day of December, 2015, subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will cease as of the Termination Date.

3.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

4.Corporate Residence. The Parties acknowledge that the Company has paid and shall continue to pay the rental obligations owed and owing pursuant to that certain residential lease dated October 22, 2014, for a corporate residence located at 12 Seaview Terrace, Santa Monica, CA 90401 (the “Corporate Residence”). The Company maintains the Corporate Residence for its convenience and permitted Employee to use the Corporate Residence during the term of his employment. Employee shall vacate the Corporate Residence by the Termination Date.

5.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act; the Unruh Civil Rights Act; the California Equal Pay Law; the California Unfair Business Practices Act; the California Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act; the Unruh Civil Rights Act; the California Equal Pay Law; the California Unfair Business Practices Act; and the California Worker Adjustment and Retraining Notification Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has 21 days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.Release of Claims by the Company. The Company agrees that the consideration provided by this Agreement represents settlement in full of all outstanding obligations owed to the Company by Employee, his heirs, family members, executors, agents, and assigns (collectively, the “Foster Releasees”). Accordingly, and except with respect to the obligations created or preserved by this Agreement, the Company, on its own behalf and, insofar as permitted by law, on behalf of its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the Company Releasors”) hereby and forever releases the Foster Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company or the Company Releasors may possess against any of the Foster Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement.

8.California Civil Code Section 1542. The Parties acknowledge that they have each been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE

RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties each, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

9.No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company outside of the SOW; provided, however that this section shall not apply to any future solicitation for the provision of legal services to the Company as an attorney employed by an external law firm.

11.Confidentiality. Until such time, if any, that this Agreement is filed by the Company with the SEC, Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, until such time, if any, that this Agreement is filed by the Company with the SEC, Employee may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.

12.Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees; provided however, this Agreement supersedes Section 12 (Arbitration and Equitable Relief) of the Confidentiality Agreement. For clarity, Section 12 of the Confidentiality Agreement is no longer in force or effect. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company with the exception of a MacBook Air laptop computer, an iPhone 6 and a Blackphone which Employee will be permitted to retain.

13.No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

14.Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department or members of the Company’s Board of Directors.

15.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

16.No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

17.Nonsolicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

18.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19.Payment Timing; Taxes; Section 409A.

a.Payment Timing. No payments or benefits under this Agreement will be paid before the later of the Effective Date or the Termination Date. Further, with respect to the Severance payments, any Healthcare Premium payments, and RSU Award shares the vesting of which accelerate under this Agreement, no payments will be made prior to the sixtieth (60th) day following the Termination Date. Subject to Section 19(b), any payments or benefits that would have been paid prior to the sixtieth (60th) day following the Termination Date but for the prior two sentences will instead be paid to Employee on the sixtieth (60th) day following the Termination Date, and, in each case, the remaining payment and benefit installments will be paid in accordance with the applicable schedule set forth above; provided, however, that any acceleration of stock options and restricted stock will be provided on the later of the Effective Date and the Termination Date.

b.Taxes; Section 409A. Employee agrees and understands that he is responsible for payment, if any, of personal local, personal state, and/or personal federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. It is intended that none of the payments or benefits under this Agreement will constitute deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”), but rather such payments and benefits will be exempt or comply with Section 409A, and any ambiguities or ambiguous terms will be interpreted in such manner. Each payment and benefit payable under this Agreement or otherwise is intended to constitute a separate payment under Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, if and to the extent necessary to avoid subjecting Employee to an additional tax under Section 409A, payment of all or a portion of the severance payments or benefits payable under this Agreement and any other separation-related deferred compensation (within the meaning of Section 409A) payable to Employee will be delayed until the date that is 6 months and 1 day following Employee’s separation from service (within the meaning of Section 409A), except that in the event of Employee’s death, any such delayed payments will be paid as soon as practicable after the date of Employee’s death. In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A. In no event will Employee have discretion to determine the taxable year of payment of any severance payments.

20.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21.No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or affect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement and the Stock Agreements, except as modified herein.

25.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Risk Officer.

26.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice/conflict of law provisions. Employee consents to personal and exclusive jurisdiction and venue in the applicable state or federal courts in Los Angeles County, California.

27.Effective Date. Employee understands that this Agreement shall be null and void if not executed by him within 21 days from December 21, 2015.  Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (“Effective Date”).

28.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29.Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, Employee understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Employee obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant government agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

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30.Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)    he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this Agreement.

AGREED AND ACCEPTED:

Troy Foster, an individual

Dated: December 21, 2015            /s/ Troy Foster
Troy Foster

TRUECAR, INC.

Dated: December 22, 2015            By /s/ John E. Stephenson, Jr.
John E. Stephenson, Jr.
Chief Risk Officer

EXHIBIT A

EMPLOYEE’S OPTIONS

Date of Grant	Plan Under Which Option Was Granted	Number of Shares Granted under Option	Number of Shares Vested as of Termination Date*
May 1, 2014	2005 Stock Plan	666,666	444,444
May 2, 2014	2005 Stock Plan	33,333	13,520
April 23, 2015	2014 Equity Incentive Plan	50,000	23,958

	Total:		481,922
*Includes accelerated shares (such acceleration is contingent on the Agreement becoming effective as provided therein) and options previously exercised.

EMPLOYEE’S RSU AWARDS

Date of Grant	Plan Under Which RSU Award Was Granted	Number of Shares Granted under RSU Award	Number of Shares Vested as of Termination Date*
May 21, 2014	2014 Equity Incentive Plan	10,000	4,425
September 8, 2014	2014 Equity Incentive Plan	1,554	1,554
March 12, 2015	2014 Equity Incentive Plan	2,232	2,232
April 23, 2015	2014 Equity Incentive Plan	16,667	8,333

	Total:		16,544
*Includes accelerated shares (such acceleration is contingent on the Agreement becoming effective as provided therein) and shares previously vested and released.

EXHIBIT B
Statement of Work (“SOW”)

This SOW is entered into as of December 31, 2015 (“Effective Date”) by and between TrueCar, Inc., a Delaware corporation with its principal place of business at 120 Broadway, Suite 200, Santa Monica, CA 90401 (“Company”), and Troy Foster (“Vendor”) as set forth in Section 4, below (each, a “Party,” collectively, “Parties”). This SOW is subject to the Vendor Terms and Conditions located at http://www.truecar.com/legal/termsandconditions_vendor02.html, or any successor URL. Capitalized terms not defined this SOW shall have the meaning given them in the Vendor Terms and Conditions.
1. DESCRIPTION OF SERVICES.
Subject to the Agreement, Vendor will provide the following services to Company (“Services”):
Serve in the capacity of an advisor as needed. In no event shall Vendor provide Services of more than 25 hours per month, and in all cases shall not provide Services equal to or in excess of twenty percent (20%) of the average level of services to the Company performed by Vender over the thirty-six (36)-month period immediately preceding Vendor’s termination of employment with the Company.

2. START/END DATE.
The “Start Date” that Services will commence is:     January 1, 2016.

The “End Date” that Services will stop is:     June 30, 2017.
3. PAYMENT.
In exchange for Services, subject to the Agreement, Vendor shall be compensated for the Services as follows:

    Please check one of the below:

Upfront Lump Sum payment (invoice required):             $___________

Monthly (invoiced monthly):	$1,000 per month for up to three (3) hours of service and $350 per hour thereafter.

Hourly (invoiced monthly):                         $___________

Payment based on project milestones achieved (invoiced monthly):

Milestone Achieved	Amount of Payment
1.	$
2.	$
3.	$
4.	$

Other:

            $____________

Company shall only reimburse Vendor for reasonable out-of-pocket expenses incurred by Vendor which are directly related to the Services performed by Vendor pursuant to the Agreement, billed at cost, detailed on the corresponding invoice, accompanied by supporting documentation, and previously approved by Company in writing.

Vendor invoices shall be sent to: accounting@truecar.com

Payment for any Services will be made 30 days after Company’s receipt of an invoice. In order to help prevent adverse tax consequences to Vendor under Section 409A (as defined below), in no event will any payment under this SOW be made later than March 15th of the calendar year following the calendar year in which such payment was earned. The payments under this SOW are intended to be exempt from the requirements of “Section 409A” (as defined below) so that none of the payments to be provided under this SOW will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this SOW will be interpreted to be so exempt or otherwise comply with Section 409A. In no event will the Company reimburse Vendor for any taxes that may be imposed on Vendor as a result of Section 409A. Each payment under this agreement is intended to constitute a separate payment for purposes of the Section 409A-related Treasury Regulations. For purposes of this SOW, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time.

4. CONTACT INFORMATION.

Vendor’s contact information:

Contact Name: Troy Foster

Contact Title:

Email:

Phone:

Vendor name:

Address:

Company’s contact information:

Name: Emily Winkle

Title: SVP, People

Email: EWinkle@truecar.com

Phone: 800.200.2000

Each person signing this SOW (a) acknowledges that he/she has read and agrees to the terms and conditions set forth herein and at the URL listed above, and (b) represents and warrants that he/she is duly authorized to execute this SOW for and on behalf of the applicable Party.

Vendor:                        Company:
Troy Foster                      TrueCar, Inc.

By: /s/ Troy Foster_ ____________            By:/s/ John E. Stephenson, Jr.__
Name: Troy Foster______________        Name:John E. Stephenson, Jr.__
Title: ________________________            Title: Chief Risk Officer______